UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

PREMCOR INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-16827

Delaware	43-1851087
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 East Putnam Avenue Suite 400 Old Greenwich, Connecticut	06870
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 698-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Company has entered into a Separation Agreement and General Release with James R. Voss, Senior Vice President and Chief Administrative Officer, pursuant to which Mr. Voss has resigned from all positions effective March 15, 2005 and will terminate his employment on March 31, 2005. Under the terms of the Separation Agreement and General Release Mr. Voss will receive the following benefits: base salary per the agreement through the date of termination, reimbursement of business expenses, a lump sum payment for earned but unused vacation, any applicable benefits under the employee benefit plans including any vested benefits under the SERP and all vested options. The Separation Agreement and General Release also contains provisions obligating Mr. Voss to the Company with respect to confidentiality, cooperation, the filing of lawsuits or claims against the Company and a general release of the Company.

Item 1.02 Termination of a Material Definitive Agreement.

Under the terms of the Separation Agreement and General Release, which is described in Item 1.01 above, the Company and James R. Voss agreed to terminate his Employment Agreement dated as of September 16, 2002, as amended. The Employment Agreement had described the salary, benefits and restrictive covenants applicable during and after Mr. Voss’s employment with the Company and was filed on December 3, 2002 as Exhibit 10.37 contained in the Port Arthur Finance Corporation’s Registration Statement on Form S-4.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Premcor Inc.
(Registrant)

Date: March 17, 2005	/s/ Dennis R. Eichholz
Dennis R. Eichholz
Senior Vice President and Controller